Exhibit 99

ICT GROUP FINANCIAL MEDIA CONTACT:	ICT GROUP INVESTOR CONTACT:
BERNS COMMUNICATIONS GROUP, LLC	MBS VALUE PARTNERS
Michael McMullan	Betsy Brod
212-994-4660	212-750-5800

ICT GROUP REPORTS FIRST QUARTER 2007 RESULTS

NEWTOWN, PA, APRIL 26, 2007 – ICT GROUP, INC. (NASDAQ: ICTG), today reported results for the first quarter ended March 31, 2007.

Revenue for the first quarter of 2007 was $115.2 million, a 2% increase from the $113.1 million reported in last year’s first quarter. Included in 2006 first quarter revenue was approximately $9.0 million related to the initial enrollment period for Medicare Part D and $5.5 million in revenue from two large, low margin technology clients that were exited in mid-2006. Net income was $410,000, or $0.03 per diluted share in this year’s first quarter, compared to $2.8 million, or $0.21 per diluted share in the prior-year period. The number of shares used to compute 2007 first quarter diluted earnings per share was 21% higher than in the comparable period last year.

As reported on March 29, 2007, call volume related issues with two clients caused the Company to incur significantly higher training and staffing costs as well as certain penalties that reduced revenue, all of which impacted first quarter 2007 profitability.

“Revenue and earnings per share for the period were in line with our revised guidance, and we have reached agreements to enable ICT GROUP to more effectively execute programs on behalf of these two clients,” said John J. Brennan, Chairman and Chief Executive Officer. “In one case, we have negotiated a schedule that calls for a slower, steadier, ramp-up of services. In the second, we have finalized a plan to rapidly migrate a substantial portion of the client’s business, which had previously been serviced exclusively from our North American customer care centers, to our offshore locations,” Mr. Brennan noted.

Total call volume handled by ICT GROUP reached 5.3 million hours in the first quarter of 2007, an increase of 23% over the 2006 first quarter, and a 4% sequential increase over fourth quarter 2006 levels. Call volume handled at the Company’s offshore and near-shore operations for the U.S. market increased by 86% on a year-over-year basis and accounted for 40% of first quarter 2007 call volume compared to 24% in last year’s first quarter.

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ICT GROUP REPORTS FIRST QUARTER 2007 RESULTS (CONT.)

In the first quarter of 2007, Services revenue was $87.5 million, up 2% from $85.7 million in the year-ago quarter: the above-cited client issues impacted services revenue growth. Sales revenue was up 1% to $27.7 million. Sales revenue growth in international markets served by ICT GROUP was offset by the shift of domestic sales volume to lower priced offshore sites.

“We are pleased with ICT GROUP’s continued success in gaining new clients and receiving additional assignments from existing clients. During the quarter, we were awarded important contracts for our traditional services from major financial services companies and a large business equipment client,” Mr. Brennan said. “Additionally, we won programs for our higher-margin marketing, technology and BPO services from several clients in the business services sector and a large pharmaceutical company. We also saw strong revenue growth in the international markets we serve: international revenue was up 27% to $28.1 million in this year’s first quarter compared to the same period in 2006.”

The Company moved forward with the expansion of its offshore operations to meet increasing customer demand. ICT GROUP’s fourth Philippine call center will open in the second quarter and have the capacity to support 650 to 750 workstations; a fifth Philippine call center with potential capacity of 1,000 workstations will be opened in the third quarter of 2007 to support the previously discussed client migration; and, the Company is doubling the capacity of its Hyderabad, India facility to 200 seats to support back-office operations for U.S. clients as well as handle certain administrative functions for ICT GROUP.

Outlook:

Business conditions remain favorable, and ICT GROUP’s knowledge of key vertical markets has resulted in a solid new business pipeline. In reviewing current client activity and requirements, the Company has concluded that the shift of business to ICT GROUP’s offshore locations is accelerating at a more rapid pace than previously anticipated. In order to better align its resources with customer demand trends, the Company will expedite staffing and training at its new offshore centers and is evaluating closing or downsizing certain of its North American facilities which could result in special charges in the second and third quarters of 2007. The Company’s diluted earnings per share for the second quarter and full year 2007 would be less than what is projected below, to the extent the Company incurs any special charges.

For full year 2007, the Company expects that call volume will increase approximately 25% on a year-over-year basis. As a consequence of the previously-noted migration of a major client to lower-priced, higher-margin offshore facilities, and the costs associated with the accelerated ramp-up of its

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ICT GROUP REPORTS FIRST QUARTER 2007 RESULTS (CONT.)

offshore operations, the Company now anticipates that revenue for full year 2007 will range from $490 million to $500 million, and that diluted earnings per share will be in the range of $0.85 to $0.90.

Based on currently available information, the Company expects second quarter call volume to increase approximately 20% from last year’s second quarter levels. As previously disclosed, the call volume related issues with two clients that reduced first quarter 2007 results will also penalize second quarter financial performance. Revenue for the second quarter is expected to range from $113 million to $116 million, and diluted earnings per share will be in the range of $0.04 to $0.07.

Conference Call:

The Company will hold a conference call today, Thursday, April 26, 2007, at 9:00 a.m. ET. Investors may access the call either by visiting the ICT GROUP website at www.ictgroup.com. If you are unable to participate during the live webcast, a replay of the call will be available on the website through May 3, 2007.

ICT GROUP, headquartered in Newtown, Pa., is a leading global provider of customer management and business process outsourcing solutions. The Company provides a comprehensive mix of customer care/retention, acquisition, up-selling/cross-selling, technical support, market research and database marketing as well as e-mail management, data entry/collections, claims processing and document management services, using its global network of onshore, near-shore and offshore operations. ICT GROUP also provides interactive voice response (IVR) and advanced speech recognition solutions as well as hosted Customer Relationship Management (CRM) technologies, available for use by clients at their own in-house facility or on a co-sourced basis in conjunction with the Company’s fully integrated contact center operations. To learn more about ICT GROUP, visit the Company’s website at www.ictgroup.com.

Important Cautionary Information Regarding Forward-Looking Statements

This press release contains certain forward-looking statements, such as expected revenue and earnings, anticipated demand for ICT GROUP’s services and plans for expansion. The forward-looking statements involve assumptions and are subject to substantial risks and uncertainties. Whenever possible, forward-looking statements are preceded by, followed by or include the words “believes,” “expects,” “anticipates” or similar expressions, which speak only as of the date the statement is made. ICT GROUP assumes no obligation to update any such forward-looking statements. For such statements, ICT GROUP claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual events or results of operations, cash flows and financial condition of ICT GROUP may differ materially from those discussed in the forward-looking statements as a result of various factors, including without limitation, those discussed in ICT GROUP’s annual report on Form 10-K for the year ended December 31, 2006, and other documents, such as reports on Form 8-K and reports on Form 10-Q filed by ICT GROUP with the Securities and Exchange Commission. Although ICT GROUP believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct and we undertake no obligation to update such expectations.

Important factors that could cause actual results to differ materially from ICT GROUP’s expectations, or that could materially and adversely affect ICT GROUP’s financial condition, may include, but are not limited to, the following, many of

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ICT GROUP REPORTS FIRST QUARTER 2007 RESULTS (CONT.)

which are outside ICT GROUP’s control: customer demand for a client’s product, the client’s budgets and plans and other conditions affecting the client’s industry, interest and foreign currency exchange rates (including the effectiveness of strategies to manage fluctuations in these rates), an ICT GROUP client invoking cancellation or similar provisions of the client contract, demand for labor and the resulting impact on labor rates paid by ICT GROUP, unanticipated labor difficulties, unanticipated contract or technical difficulties, identifying and opening planned contact centers within timeframes necessary to meet client demands, reliance on strategic partners, industry and government regulation affecting ICT GROUP or its clients, reliance on telecommunications and computer technology, general and local economic conditions, competitive pressures in ICT GROUP’s industry, the cost to prosecute, defend or settle litigation by or against ICT GROUP, judgments, orders, rulings and other developments in or affecting litigation by or against ICT GROUP, ICT GROUP’s capital and financing needs, ICT GROUP’s ability to integrate acquired businesses, terrorist attacks, the impact of war and the use of financial instruments to hedge foreign exchange exposure. These factors, as well as others, such as conditions in the securities markets and actual or perceived results or developments affecting companies in our industry, could affect the trading price of our common stock.

(Tables Follow)

ICT Group, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
REVENUE	$115,177	$113,053

OPERATING EXPENSES:
Cost of Services	73,624	69,927
Selling, general and administrative (including share-based compensation expense of $491 and $341)	41,178	39,006

	114,802	108,933

Operating income	375	4,120
Interest (income) expense, net	(119)	624

Income before income taxes	494	3,496
Income taxes	84	734

Net income	$410	$2,762

Diluted earnings per share	$0.03	$0.21

Shares used in computing diluted earnings per share	16,060	13,265

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ICT Group, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	March 31, 2007	March 31, 2006
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$30,494	$32,367
Accounts receivable, net	86,907	83,673
Other current assets	12,929	13,824

Total current assets	130,330	129,864

PROPERTY AND EQUIPMENT, net	60,923	61,667

OTHER ASSETS	24,381	24,135

	$215,634	$215,666

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and other current liabilities	$49,597	$50,341

Total current liabilities	49,597	50,341

LONG-TERM DEBT	—	—
OTHER LIABILITIES	3,875	4,180
TOTAL SHAREHOLDERS’ EQUITY	162,162	161,145

	$215,634	$215,666

WORKSTATIONS AT PERIOD END	12,925	12,719

NEWS RELEASE

ICT GROUP, INC.

800-799-6880

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